Exhibit 99.1

April 2, 2023

Dear Leah,

Please accept this letter of resignation from my role of CEO and Director of Battalion Oil effective April 2, 2023. I am also acknowledging that there were no disagreements between me and the Board that prompted this decision.

I want to especially thank you and the rest of the Battalion Oil team for all you do to make Battalion Oil a successful company. I am proud of the work we have done and all that we have been able to achieve together as a team. I wish the company and everyone there all of the best in the future.

Sincerely,

/s/ Richard H. Little

Richard H. Little